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                                                                    EXHIBIT 2.19

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                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                            MANAGED HEALTHCARE, INC.

                                  (PURCHASER);

                      LONG TERM PHARMACEUTICAL CARE, INC.

                                   (SELLER);

                           BALANCED CARE CORPORATION

                               (THE SHAREHOLDER);

                                      AND

                                 OMNICARE, INC.

                                   (OMNICARE)

                          DATED AS OF OCTOBER 16, 1997

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                               TABLE OF CONTENTS

                                                                            PAGE

RECITALS:  1

    1.  AGREEMENT TO SELL AND AGREEMENT TO PURCHASE.                           1

        1.1         Assets to be Conveyed                                      1
        1.2         Excluded Assets                                            3
        1.3         Further Assurances                                         4
        1.4         Closing                                                    4
        1.5         Trust                                                      4

    2.  CONSIDERATION TO BE PAID BY PURCHASER                                  4

        2.1         Purchase Price for Acquisition Assets; Payment Thereof     4
        2.2         Allocation of Purchase Price                               5
        2.3         Liabilities Assumed by Purchaser                           5
        2.4         Election to Assume Certain Liabilities                     6
        2.5         Liabilities Not Assumed by Purchaser                       6

    3.  REPRESENTATIONS AND WARRANTIES OF PURCHASER
        AND OMNICARE                                                           8

        3.1         Organization, Good Standing, Authority and Enforceability  8
        3.2         Agreement Not in Breach of Other Instruments               8
        3.3         Compliance with Laws                                       8
        3.4         No Legal Bar                                               9
        3.5         No Brokerage Fees                                          9
        3.6         Other Information                                          9

    4.  REPRESENTATIONS AND WARRANTIES OF SELLER AND
        THE SHAREHOLDER                                                        9

        4.1         Organization, Good Standing and Authority                  9
        4.2         Authorization of Agreement; Capital Stock                 10
        4.3         Ownership of Acquisition Assets                           10
        4.4         Financial Statements                                      10
        4.5         Absence of Certain Changes                                11
        4.6         [Reserved]                                                11



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        4.7         Tangible Personal Property Other Than Inventory        11
        4.8         Intangible Personal Property                           12
        4.9         Inventory                                              12
        4.10        Accounts Receivable                                    13
        4.11        Insurance                                              13
        4.12        [Reserved]                                             13
        4.13        Employment Matters                                     13
        4.14        Employee Benefit Plans                                 13
        4.15        Freedom to Deal; Agreement Not in Breach of
                    Other Instruments                                      14
        4.16        Tax Returns                                            14
        4.17        Litigation                                             15
        4.18        Compliance with Law                                    15
        4.19        Brokerage                                              15
        4.20        Contracts                                              15
        4.21        No Undisclosed Liabilities                             16
        4.22        Other Material Circumstances                           16
        4.23        Other Information                                      16
        4.24        Necessary Assets                                       17
        4.25        Conflicts of Interest                                  17

    5.  CERTAIN UNDERSTANDINGS AND AGREEMENTS OF
        THE PARTIES                                                        17

        5.1         Access; Due Diligence                                  17
        5.2         Confidentiality                                        17
        5.3         Conduct of Business                                    18
        5.4         Preservation of Organization                           19
        5.5         Current Information                                    19
        5.6         Change of Name                                         19
        5.7         Covenant Not to Compete                                19
        5.8         [Reserved]                                             20
        5.9         Compliance with Bulk Sales Laws                        20
        5.10        [Reserved]                                             20
        5.11        Condition to Transfer of Certain Contracts             20
        5.12        Satisfaction of Leases                                 20
        5.13        Prorations and Sales Tax                               20
        5.14        [Reserved]                                             20

        5.15        Collection of Accounts Receivable                      20
        5.16        Employees                                              21

        5.17        Tail Insurance                                         21
        5.18        Patient Records                                        21


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    6.  CONDITIONS TO CLOSING.                                                21

        6.1         Conditions to Obligations of Each Party                   21
        6.2         Conditions to Obligations of Purchaser and Omnicare       22
        6.3         Conditions to Obligations of Seller and the Shareholder.  24

    7.  INDEMNIFICATION                                                       26

        7.1         Indemnification by Seller and the Shareholder             26
        7.2         Indemnification by Purchaser and Omnicare                 26

        7.3         Determination of Loss                                     27
        7.4         Indemnification Payments                                  27
        7.5         Limitations on Indemnification                            28
        7.6         Notification                                              28

    8.  ADDITIONAL COVENANTS AND AGREEMENTS                                   28

        8.1         Expenses                                                  28

        8.2         Survival of Representations and Warranties                28
        8.3         Public Releases                                           29
        8.4         Other Transactions Prohibited                             29

    9.  TERMINATION; REMEDIES                                                 29

        9.1         Termination                                               29

        9.2         Liability in the Event of Termination; Remedies           30

    10. MISCELLANEOUS                                                         30

        10.1        Entire Agreement                                          30
        10.2        Amendments                                                31
        10.3        Successors; Assignment                                    31
        10.4        Notices                                                   31
        10.5        Waiver                                                    32
        10.6        Severability                                              32
        10.7        No Third Party Beneficiary                                32
        10.8        Applicable Law                                            32
        10.9        [Reserved]                                                32
        10.10       References to Best Knowledge                              32
        10.11       Counterparts                                              32
        10.12       Omnicare Guarantee                                        32



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                            ASSET PURCHASE AGREEMENT

                  THIS ASSET PURCHASE AGREEMENT (this "Agreement") dated as of October 16, 1997, by and among MANAGED HEALTHCARE, INC., a Delaware corporation ("Purchaser"); LONG TERM PHARMACEUTICAL CARE, INC., a Missouri corporation ("Seller"); BALANCED CARE CORPORATION, a Delaware corporation (the "Shareholder"); and OMNICARE, INC., a Delaware corporation ("Omnicare").

                                   RECITALS:

                  A. WHEREAS, Seller is engaged in the business of selling and distributing oral prescription pharmaceutical products, and medical and surgical supplies and providing consultant pharmacy services to nursing homes and other institutional care facilities and to patients resident in such facilities, provided, however, that Seller is not engaged in the business of selling and distributing enteral, urological or intravenous products (the "Business");

                  B. WHEREAS, Seller conducts the principal operations of the Business at 514 Fremont Road, Lebanon, Missouri 65536 and 426 South Jefferson Street, Springfield, Missouri 65805 (together, the "Operations Facilities") and at various client facilities;

                  C. WHEREAS, Purchaser is a second tier wholly owned subsidiary of Omnicare;

                  D. WHEREAS, the Shareholder owns all of the issued and outstanding shares of the capital stock of Seller as specifically set forth on Exhibit A attached hereto; and

                  E. WHEREAS, Purchaser desires to purchase on a going-concern basis the Business and substantially all of the assets of Seller used or usable in the Business, and Seller desires to sell such assets and the Business to Purchaser, all upon the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, for and in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:



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                  1. AGREEMENT TO SELL AND AGREEMENT TO PURCHASE.

                  1.1. Assets to be Conveyed. On the terms and subject to the conditions set forth herein, and except as provided in Section 1.2 hereof, on the Closing Date (as such term is defined in Section 1.4 hereof), Seller shall convey, sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, on a going-concern basis, the Business and the goodwill of Seller and all of the assets, properties and rights of Seller of every kind and description, wherever located, tangible or intangible, used or usable in connection with the Business (hereinafter collectively referred to as the "Acquisition Assets"), including, but not limited to, all rights, title and interest of Seller in, to and under:

                       (a) Inventories (including, without limitation, inventories of pharmaceutical products, intravenous products and solutions, medical products and supplies, and containers and other packaging materials) of Seller which exist at the Closing Date and are purchased by Purchaser as determined in accordance with Section 2.1(b) hereof (the "Inventory");

                       (b) Prepaid items, deposits and other similar assets of Seller (the "Prepaid Expenses") including, without limitation, those items listed on Schedule 1.1(b);

                       (c) [Reserved];

                       (d) Customer lists, computer software, software in progress, rights in software used, but not owned, pursuant to license or otherwise (all as listed on Schedule 1.1(d)), medical and patient records (to the extent legally transferable) and all correspondence relating thereto and data bases relating to or arising out of the Business;

                       (e) All rights of Seller under express or implied warranties, to the extent that such warranties are transferable, from the suppliers of Seller with respect to the Acquisition Assets;

                       (f) Subject to Sections 1.2(b), 5.11 and 5.12 hereof, all of Seller's rights, title and interest in and to each lease, license, contract, agreement, employee secrecy, pharmacy provider or confidentiality agreement (to the extent transferable), written or oral, to which Seller is a party at the Closing Date, by which any of the Acquisition Assets is then bound or from which Seller benefits, including, without limitation, each of such items listed as being assigned to and assumed by Purchaser on Schedule 1.1(f) hereto, with copies of each item so listed having been previously delivered to Purchaser (all of the foregoing to be assigned to Purchaser



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pursuant hereto are hereinafter referred to collectively as the "Contracts" and individually as a "Contract");

                       (g) [Reserved];

                       (h) Machinery, equipment, telecommunications devices, computers, tools, furniture, medication carts, medical equipment and other similar items, whether or not located at the Operations Facility owned by Seller and used exclusively in the Business, including, without limitation, those assets set forth on Schedule 1.1(h) hereto (the assets to be conveyed to Purchaser pursuant to this Section 1.1(h) are hereinafter referred to collectively as the "Fixed Assets");

                       (i) To the extent transferable, licenses, trademarks and trademark registrations (whether registered or to be registered in the United States of America or elsewhere) applied for, issued to or owned by Seller, and each trade name (including the "Long Term Pharmaceutical Care" name and all goodwill of the Seller therein) and computer program owned by Seller or which Seller has the right to use and assign to Purchaser, and which is used by the Business, including those items listed on Schedule 1.1(i) hereto; and

                       (j) All other assets and property of Seller used in the conduct of the Business which exist at the Closing Date, whether tangible, intangible, real or personal.

                  1.2. Excluded Assets. Notwithstanding anything contained in
Section 1.1 hereof to the contrary, Seller is not selling, and Purchaser is not purchasing, pursuant to this Agreement, any of the following, all of which shall be retained by Seller (hereinafter referred to collectively as the "Excluded Assets"):

                       (a) all cash or cash equivalents of Seller, subject to the transfer of accrued payroll-related liabilities at the Closing Date for which offsetting cash balances will be left on hand or deducted from the Closing Date Payment (as defined in Section 2.1 hereof) pursuant to Section 2.4 hereof;

                       (b) Accounts and accounts receivable of the Business existing at the Closing Date payable to Seller (including, without limitation, all accounts and accounts receivable which have been "written off" or charged against or to any bad debt reserve of Seller), and any security held by Seller for the payment thereof (the accounts and accounts receivable to be retained by Seller pursuant hereto are hereinafter called the "Accounts Receivable");

                       (c) all of Seller's right, title and interest in and to the Operations Facilities (except as described in Section 1.1(h) hereof) and the leases of the




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real property and improvements relating to the Operations Facilities (the
"Operations Facilities Leases");

                       (d) Seller's minute books, tax returns and other corporate documents, and Seller's financial records and employment records; provided, however, that Purchaser shall have reasonable access to such employment records upon notice and the right to review and copy such records at Purchaser's cost for as long as Seller maintains such records, which shall in no event be less than three years from the Closing Date;

                       (e) all books, records, correspondence and other information which relate exclusively to the assets and other interests of Seller to be retained by it pursuant to the terms hereof;

                       (f) assets of Seller and the Shareholder unrelated to or not utilized in the Business;

                       (g) loans to Seller's employees and other affiliated and non- affiliated persons or entities and deferred charges relating to interest on loan payments, as identified on Schedule 1.2(g) hereto;

                       (h) any tax refunds, prepaid taxes, insurance refunds from prepaid insurance, insurance deposits or recoveries from claims with respect to periods prior to the Closing Date;

                       (i) any insurance policies as identified on Schedule 1.2(i) hereto; and

                       (j) any property owned by the Shareholder which has been used by Seller in the operation of the Business, as listed on Schedule 1.2(j) hereto.

                  1.3. Further Assurances. From time to time after the Closing (as hereinafter defined), Seller will execute and deliver to Purchaser such instruments of sale, transfer, conveyance, assignment and delivery, consents, assurances, powers of attorney and other similar instruments as may be reasonably requested by Purchaser or its counsel in order to vest in Purchaser all rights, title and interest of Seller in and to the Acquisition Assets and otherwise in order to carry out the purposes and intent of this Agreement. Notwithstanding any provision of this Agreement to the contrary, neither Seller nor the Shareholder prior to the Closing shall (i) take any action that would cause a material decrease in the value of the goodwill of the Business, including but not limited to Seller's relationships with each of its customers, or (ii) fail to take any action of which either Seller or the Shareholder becomes aware that would prevent a material decrease in such value.




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                  1.4. Closing. The closing of the transactions herein
contemplated (the "Closing") shall, unless another date, time or place is agreed to by the parties hereto, take place via facsimile transmissions, overnight courier services and wire transfers of funds on October 16, 1997 (the "Closing Date").

                  1.5 Trust. Seller shall hold in trust for the benefit of Purchaser any of the Acquisition Assets that may not be transferred on the Closing Date until such time as such transfer is legally permissible, subject to the provisions of Section 5.10 hereof.

                  2. CONSIDERATION TO BE PAID BY PURCHASER.

                  2.1. Purchase Price for Acquisition Assets; Payment Thereof.

                       (a) The purchase price for the Acquisition Assets (the "Purchase Price") shall be Four Million Eight Hundred Thousand Dollars ($4,800,000), plus the value of the Inventory as of the Closing Date, as determined in accordance with Section 2.1(b) hereof. The Purchase Price shall be paid as follows:

                           (i) At the Closing, Purchaser shall pay to Seller
Four Million Three Hundred Thousand Dollars ($4,300,000) (the "Closing Date Payment") in cash, by certified check or by wire transfer ("Immediately Available Funds").

                           (ii) At the Closing, Purchaser shall deliver to The
Fifth Third Bank (the "Escrow Agent"), as escrow agent, the sum of Five Hundred Thousand Dollars ($500,000) in Immediately Available Funds (the "Holdback Payment"), pursuant to the terms of an Escrow Agreement by and among Omnicare, Purchaser, Seller and the Escrow Agent, substantially in the form of Exhibit B, attached hereto (the "Escrow Agreement").

                           (iii) Within ten (10) days after the completion of
the taking and pricing of the Inventory, Purchaser shall pay to Seller in Immediately Available Funds an amount equal to the aggregate value of the Inventory determined in accordance with Section 2.1(b) hereof.

                       (b) Within ten (10) days after the Closing Date, Purchaser and Seller shall cause an independent third party inventory counting firm selected by them to take a physical count of the inventory of Seller as of the Closing Date, and, thereafter, the Inventory shall be valued as follows:

                           (i) each item of usable and saleable Inventory shall
be valued at Omnicare's "acquisition" cost (i.e. purchase price, net of any applicable rebates); and




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                           (ii) each item of nonsaleable inventory shall be
retained by Seller and not acquired by Purchaser hereunder.

                  2.2. Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquisition Assets as set forth on Schedule 2.2 hereto. Seller and Purchaser jointly shall complete and separately file Form 8594 with their respective federal income tax returns for the tax year in which the Closing Date occurs in accordance with such agreed procedures and guidelines, and neither Seller nor Purchaser shall, without the written consent of the other, take a position on any tax return before any governmental agency charged with the collection of any such tax, or in any judicial proceeding, that is in any manner inconsistent with the terms of any such allocation.

                  2.3. Liabilities Assumed by Purchaser. As further consideration for the consummation of the transactions contemplated hereby, on the Closing Date, Purchaser and Seller shall execute an Assignment and Assumption Agreement in form and substance substantially identical to Exhibit C attached hereto, pursuant to which Purchaser shall assume, and agree thereafter to pay or perform when due, the executory liabilities and obligations of Seller under each Contract to be assumed as provided herein to the extent such liabilities and obligations are required to be paid or performed after the Closing Date (the "Assignment and Assumption Agreement").

                  2.4. Election to Assume Certain Liabilities. On the Closing Date, if the parties mutually agree, Purchaser shall assume those accrued payroll, accrued vacation and accrued sick pay liabilities (and related payroll taxes) as of the Closing Date, as set forth on Schedule 2.4 hereto, so long as either (i) Seller pays to Purchaser on the Closing Date, in Immediately Available Funds, an amount equal to the liabilities assumed by Purchaser pursuant to this Section 2.4, or (ii) Purchaser subtracts from the Closing Date Payment an amount equal to the liabilities assumed pursuant to this Section
2.4. Purchaser agrees to refund any such amount to Seller that subsequently may be found to have been an overpayment of, and Seller agrees to pay any additional amount that subsequently may be required to compensate Purchaser for, any liabilities assumed by Purchaser pursuant to this Section 2.4.

                  2.5. Liabilities Not Assumed by Purchaser. Purchaser shall not be deemed by anything contained in this Agreement to have assumed any liabilities, obligations, expenses or indebtedness (including any principal, interest or other amount owing in respect of any such indebtedness) of Seller of any nature whatsoever, whether absolute, accrued, contingent or otherwise, unless specifically assumed by Purchaser pursuant to Sections 2.3 and 2.4 hereof, including but not limited to:




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                       (a) Any liability of Seller to any person or entity the
existence of which constitutes a breach of any covenant, agreement, representation or warranty of Seller contained in this Agreement;

                       (b) Any liability of Seller for any federal, state, local or foreign income, franchise, sales, use, withholding or property taxes or other taxes of any kind or description (and any fine, penalty or interest with respect thereto);

                       (c) Except as provided pursuant to Section 2.4 hereof, any and all employee compensation, employee benefit, vacation, severance, pension, profit sharing and other retirement obligations, and tax liabilities incurred in connection therewith, that have accrued during the course of Seller's employment of each of its employees (each, an "Employee") or each person who in the past has worked for Seller (each, a "Former Employee"), including, without limitation, any accrued or other liability for contributions or payments to be made in respect of participation by any Employee or Former Employee in any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), employee welfare benefit plan (as defined in Section 3(1) of ERISA) or any other employee benefit plan maintained for the employees of Seller (collectively, the "ERISA Plans"). Purchaser expressly assumes no liabilities or obligations with respect to any of the ERISA Plans, whether or not described or listed on Schedule 4.14 attached hereto and whether or not such liabilities arise from the transactions contemplated herein, including, without limitation,
(i) health care continuation liability under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and (ii) ERISA pension liability. Except as provided in Section 2.4 hereof, Seller shall remain liable and responsible for and pay all taxes, as such term is used in Section 4.16 hereof, for all time periods prior to and including the Closing Date, relating to employee wages, salaries and benefits. Seller, to the extent required by law, regulations or interpretations, shall be liable and responsible for all obligations to give notice of and to provide health care continuation coverage for Employees, Former Employees and their respective dependents and qualified beneficiaries, in accordance with the requirements of COBRA (hereinafter referred to as "COBRA Coverage"), including, without limitation, all liabilities, taxes, sanctions, interest and penalties imposed upon, incurred by or assessed against Purchaser or any affiliated corporation within a controlled group relationship with Purchaser (as determined under Section 414 of the Internal Revenue Code of 1986, as amended (the "Code")), and any of their employees, arising by reason of or relating to any failure to provide the COBRA Coverage, including, but not limited to, Purchaser's failure to provide COBRA Coverage to Employees or Former Employees who are receiving COBRA Coverage under Seller's plans at the Closing Date as well as any of Seller's Employees who are not hired by Purchaser. In addition, to the extent required by law, regulations or interpretations, Seller shall be responsible for providing notice of the availability of COBRA Coverage to all of its Employees and Former Employees, including any Employees of Seller who will not be employed by Purchaser




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immediately after the Closing Date, and all such employees' dependents, entitled to such notice because of a qualifying event occurring before or on the Closing Date or as a result of the Closing, and for providing COBRA Coverage for all such employees or their dependents, who elect or have elected such coverage;

                       (d) Any liability or obligation (contingent or otherwise) of Seller arising out of any threatened or pending litigation, whether or not set forth on Schedule 4.17 attached hereto;

                       (e) Any liability, obligation or damage to persons or property arising out of defects in products sold or services provided by Seller prior to the Closing Date;

                       (f) Any other liability or obligation of Seller under any Contract which is required to be paid or performed prior to the Closing Date;

                       (g) Any liability for any account, account payable, note, note payable or other amount payable by Seller to the Shareholder;

                       (h) Any liability for any account, account payable, Contract, note or note payable, whether due or to become due, of Seller of any nature whatsoever, other than those liabilities specifically assumed by Purchaser pursuant to Sections 2.3 and 2.4 hereof;

                       (i) Any negative cash balances, book overdrafts, held checks or similar liabilities of Seller; and

                       (j) Any liability or obligation (contingent or otherwise) of Seller arising out of or in connection with any federal, state, local or foreign laws which relate to protection of human health, public welfare or the environment.

               3. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND OMNICARE.

                  Purchaser and Omnicare, jointly and severally, represent and warrant to Seller and the Shareholder that:

                  3.1. Organization, Good Standing, Authority and
Enforceability. Each of Purchaser and Omnicare is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each has full authority and power to carry on its business as it is now conducted, and to own, lease and operate the assets owned, leased or operated by it. On or before the Closing Date, Purchaser shall be qualified to do business in the State of Missouri. Each of Purchaser and Omnicare




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

has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the approval of the sole shareholder and the board of directors of Purchaser and the board of directors of Omnicare. Such approvals will not be obtained prior to the signing of this Agreement; Purchaser shall promptly advise Seller in writing when such approvals have been obtained. This Agreement and each other agreement herein contemplated to be executed in connection herewith by Purchaser or Omnicare have been (or upon execution will have been) duly executed and delivered by Purchaser or Omnicare, as the case may be, and constitute (or upon execution will constitute) legal, valid and binding obligations of Purchaser or Omnicare, as the case may be, enforceable against Purchaser or Omnicare, as the case may be (subject to the approval of the sole shareholder of Purchaser and the respective boards of directors of Purchaser and Omnicare as provided above), in accordance with their respective terms.

                  3.2. Agreement Not in Breach of Other Instruments. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not violate or result in a breach of any of the terms or provisions of, or constitute a default (or any event which, with notice or the passage of time, or both, would constitute a default) under, or conflict with or result in the termination of, or accelerate the performance required by, (i) any agreement, indenture or other instrument to which Purchaser or Omnicare is a party or by which either of them is bound, (ii) the Certificates of Incorporation or Bylaws of Purchaser or Omnicare, (iii) any judgment, decree, order or award of any court, governmental body or arbitrator by which Purchaser or Omnicare is bound, or
(iv) any law, rule or regulation applicable to Purchaser or Omnicare.

                  3.3. Compliance with Laws. All consents, approvals and authorizations and all other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by Purchaser and which are necessary for the execution and delivery by Purchaser of this Agreement and the documents to be executed and delivered by Purchaser in connection herewith and in order to permit the consummation of the transactions contemplated by this Agreement have been obtained and satisfied or shall be obtained and satisfied by Closing.

                  3.4. No Legal Bar. Neither Purchaser nor Omnicare is prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement and all other agreements referenced herein, and no such action or proceeding is pending against Purchaser or Omnicare which questions the validity of this Agreement or any such other agreements, any of the transactions contemplated hereby or thereby or any action which has been taken by any of the parties in connection herewith or therewith or in connection with any of the transactions contemplated hereby or thereby.




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

                  3.5. No Brokerage Fees. No broker or finder has acted for Purchaser or Omnicare in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fees or other commission in respect of such transactions based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser or Omnicare.

                  3.6 Other Information. The information concerning Purchaser and Omnicare set forth in this Agreement, the Schedules hereto and any document to be delivered by Purchaser or Omnicare at the Closing to Seller pursuant hereto, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to Seller pursuant hereto were or will be complete and accurate copies of such documents.

               4. REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDER.

                  Seller and the Shareholder, jointly and severally, represent and warrant to Purchaser and Omnicare that:

                  4.1. Organization, Good Standing and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Seller has full authority and power to carry on its business as it is now conducted, and to own or lease, and operate, the Acquisition Assets. Seller is qualified to do business and is in good standing and has all required and appropriate licenses in each jurisdiction in which its failure to obtain or maintain such qualification, good standing or licensing would have a material and adverse effect on the condition (financial or otherwise), assets, properties or prospects of the Business.

                  4.2. Authorization of Agreement; Capital Stock. Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the approval of the sole shareholder and the board of directors of Seller and the board of directors of the Shareholder. Such approvals may not be obtained prior to the signing of this Agreement; Seller shall promptly advise Purchaser in writing when such approvals have been obtained. This Agreement and each other agreement and instrument to be executed by Seller and the Shareholder in connection herewith have been (or upon execution will have been) duly executed and delivered by Seller and the Shareholder, as the case may be, have been effectively authorized by all necessary corporate action and constitute (or upon execution will constitute) legal, valid and binding obligations of Seller and the

Shareholder, enforceable against each of them (subject to the approval of the sole shareholder of Seller and the respective boards of directors of Seller and the Shareholder) in accordance with their respective terms. The Shareholder owns all of the shares of the capital stock of Seller as set forth on Exhibit A attached hereto, which shares constitute all of the issued and outstanding shares of the capital stock of Seller.

                  4.3. Ownership of Acquisition Assets. Seller is the lawful owner of or has the right to use and shall at Closing have the right to transfer to Purchaser each of the Acquisition Assets, and, except as disclosed on Schedule 4.3 attached hereto, the Acquisition Assets are free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever. The delivery to Purchaser of the instruments of transfer of ownership contemplated by this Agreement will:

                       (a) with respect to the Acquisition Assets other than those listed on Schedule 1.1(f), vest good and marketable title to such assets in Purchaser on the Closing Date, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever; and

                       (b) with respect to the Acquisition Assets described in Sections 1.1(e) and 1.1(f) hereof, provide Purchaser with all rights of possession and/or enforcement to allow Purchaser the opportunity to realize the full benefits of such items in accordance with the terms of any written or oral agreements underlying such assets.

                  4.4. Financial Statements.

                       (a) Annual Financial Statements. Included with Schedule 4.4(a) attached hereto are the balance sheets of the Business as of June 30, 1997, and the related statements of income for the fiscal year then ended, as prepared by Seller (collectively, the "Annual Financial Statements"). Except as disclosed on Schedule 4.4(a), the Annual Financial Statements (i) have been prepared in accordance with the books and records of Seller, (ii) have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods covered thereby, (iii) fairly present in all material respects the financial condition and the results of operations of the Business as of the relevant dates thereof and for the periods covered therein, and (iv) contain and reflect all necessary adjustments and accruals, including, without limitation, contractual allowances related to Medicaid and Medicare revenues, for a fair presentation of the financial condition and results of operations of the Business as of the relevant dates thereof and for the periods covered by the Annual Financial Statements.

                       (b) Interim Financial Statements. Included with Schedule 4.4(b) attached hereto is an unaudited balance sheet and the related statement of income of the Business as of and for the two-month period ended August 31, 1997 prepared by Seller (collectively, the "Interim Financial Statements"). Except as disclosed on Schedule 4.4(b), such Interim Financial Statements (i) have been prepared in accordance with the books and records of Seller; (ii) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the period covered thereby; (iii) fairly present in all material respects the financial condition and results of operations of the Business as of the date thereof and for the period covered therein; and (iv) contain and reflect all necessary adjustments and accruals, subject to normal year-end adjustments and including, without limitation, contractual allowances related to Medicaid and Medicare revenues, for a fair presentation of the financial condition and the results of operations of the Business as of the date thereof and for the period covered by the Interim Financial Statements.

                  4.5. Absence of Certain Changes. Except as disclosed on
Schedule 4.5 attached hereto or as otherwise provided for or contemplated in this Agreement, since the date of the Interim Financial Statements, there has not been any (i) transaction or occurrence relating to the Business or the Acquisition Assets other than in the ordinary course of business, (ii) sale or disposition of any Fixed Assets of Seller, (iii) sale or disposition of Inventory other than in the ordinary course of business, or (iv) event or condition of any character which could have or has had a material and adverse effect on the condition (financial or otherwise), assets, properties, customer or employee relations, or prospects of the Business.

                  4.6. [Reserved].

                  4.7. Tangible Personal Property Other Than Inventory. Except as indicated on Schedule 4.7:

                       (a) Seller has good and marketable title to each item of tangible personal property included in the Acquisition Assets, each of which it owns free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges and restrictions except for liens, if any, for personal property taxes not yet due and payable;

                       (b) To the best knowledge of Seller and the Shareholder, each item of tangible personal property not owned by Seller, but subject to a lease agreement being assigned to Purchaser as a part of the Acquisition Assets, is currently in such condition that, upon the return of such property to its owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between Seller and the owner or lessor thereof, the obligations of

Seller to such owner or lessor would be discharged without further obligation or the payment of any termination fee, penalty or other fees;

                       (c) The tangible personal property included in the Acquisition Assets and considered in the aggregate is, and as of the Closing Date shall be, in all material respects in good operating condition and repair, ordinary wear and tear excepted; and

                       (d) Seller owns or otherwise has the right to use all of the tangible personal property now used by it in the operation of the Business or the use of which is necessary for the performance of any contract or proposal to which Seller is a party.

                  4.8. Intangible Personal Property. Schedules 1.1(d) and 1.1(i) hereto include (i) a list and description of all intangible personal property owned by Seller or used in the Business, including, but not limited to, computer software and programs, software in progress, computer operating systems and applications, United States and foreign patents, patent applications, trade names, trademarks, trade name and trademark registrations, copyright registrations and applications for any of the foregoing, and (ii) a true and complete list of all licenses or similar agreements or arrangements to which Seller is a party either as licensee or licensor for each such item of intangible personal property. Except as indicated on Schedule 4.8:

                       (a) Seller owns or has the right to use such intangible personal property, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims;

                       (b) No interference actions or other judicial or adversary proceedings concerning any of such items of intangible personal property are pending, and, to the best knowledge of Seller and the Shareholder, no such action or proceeding is threatened;

                       (c) Seller has the right and authority to use such items of intangible personal property in connection with the conduct of the Business in the manner presently conducted, and, to the best knowledge of Seller and the Shareholder, such use does not conflict with, infringe upon or violate any rights of any other person, firm or corporation;

                       (d) There are no outstanding or, to the best knowledge of Seller and the Shareholder, threatened disputes or other disagreements with respect to any licenses or similar agreements or arrangements described on
Schedule 1.1(d) or 1.1(i); and

                       (e) There is no intangible personal property currently used in the operations of the Business as presently conducted which is not owned by or licensed to Seller.

                  4.9. Inventory. The Inventory is used in the ordinary course of the Business, and the quantities of all Inventory items are justified in light of the present and anticipated volume of the Business. The Inventory is good, usable, merchantable and saleable in the ordinary course of the Business.

                  4.10. Accounts Receivable. Schedule 4.10 attached hereto sets forth a true and complete list of the Accounts Receivable.

                  4.11. Insurance. Schedule 4.11 attached hereto sets forth a true and correct list of all insurance policies (including binders, declaration pages and endorsements) of any nature whatsoever maintained by Seller on the date of this Agreement and describes the annual or other premiums payable from time to time thereunder. Complete copies of all such policies have been furnished to Purchaser. Except as disclosed on Schedule 4.11, to the best knowledge of Seller and the Shareholder, there are no outstanding requirements or recommendations by any insurance company or by any Board of Fire Underwriters or other similar body exercising similar functions or by any governmental authority exercising similar functions which require or recommend any changes in the conduct of the Business, or any repairs or other work to be done on or with respect to any of the properties, vehicles or assets of Seller. Except as set forth on Schedule 4.11, Seller has received no written notice or other written communication from any such insurance company within the three
(3) years preceding the date hereof canceling or materially amending any insurance policies or materially increasing the annual or other premiums payable under any of such insurance policies and no such cancellation, amendment or material increase of premiums is or has been threatened.

                  4.12. [Reserved].

                  4.13. Employment Matters. Except as set forth on Schedule
4.13 attached hereto (i) there are no pending claims by any Employee or Former Employee against Seller other than for compensation and benefits due in the ordinary course of employment, (ii) there are no pending claims against Seller arising out of any statute, ordinance or regulation relating to employment practices or occupational or safety and health standards, (iii) there are no pending or, to the best knowledge of Seller and the Shareholder, threatened labor disputes, strikes or work stoppages against Seller, and (iv) there are no union organizing activities in process or contemplated with respect to the Business. Schedule 4.13 identifies all collective bargaining units which have been certified or recognized by Seller, and Purchaser has been supplied with all collective bargaining agreements covering the Employees. Schedule 4.13 also identifies all

Employees on leave of absence and all Employees and Former Employees and their dependents receiving health benefits, or eligible to receive health benefits, as required by COBRA. Notice of the availability of healthcare continuation coverage for Employees, Former Employees and their respective dependents, in accordance with the requirements of COBRA will have been provided to all persons entitled thereto, and all persons electing such coverage are being (or have been, if applicable) provided such coverage.

                  4.14. Employee Benefit Plans. Schedule 4.14 attached hereto lists all plans, programs, agreements, commitments and arrangements maintained by or on behalf of Seller that provide benefits or compensation to, or for the benefit of, any Employee or Former Employee of Seller (the "Plans"). Except as set forth on Schedule 4.14, only Employees and Former Employees (and eligible dependents and beneficiaries of such Employees and Former Employees) participate in the Plans. All of the Plans covered thereby are in compliance in all respects with ERISA and the Code. All of the Plans which are intended to meet the requirements of Section 401(a) of the Code have been determined by the Internal Revenue Service to be "qualified" within the meaning of Section 401(a) of the Code, and, to the best knowledge of Seller and the Shareholder, there are no facts which would adversely affect the qualified status of any of the Plans. Except as set forth on Schedule 4.14, (i) there is no accumulated funding deficiency, within the meaning of Section 412(a) of the Code or Section 302(a)(2) of ERISA, in connection with the Plans; (ii) no reportable event, as defined in Section 4043(b) of ERISA, has occurred in connection with the Plans;
(iii) the Plans have not, nor has any trustee or administrator of the Plans, engaged in any prohibited transaction as defined in Sections 406 and 407 of ERISA or Section 4975 of the Code; (iv) Seller is not contributing to, and has not, since January 1, 1974, contributed to, any multi-employer plan, as defined in Section 4001(a)(3) of ERISA; and (v) Seller has not, since January 1, 1974, terminated a single-employer plan, as defined in Section 4001(a)(15) of ERISA.

                  4.15. Freedom to Deal; Agreement Not in Breach of Other Instruments. Seller and the Shareholder are free to deal with Purchaser and Omnicare, and to sell the Business and Acquisition Assets to Purchaser. Except as set forth on Schedule 4.20 attached hereto, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not violate or result in a breach of any of the terms and provisions of, or constitute a default (or an event which, with notice or the passage of time, or both, would constitute a default) under, or conflict with or result in the termination of, or accelerate the performance required by, any (i) agreement, indenture or other instrument to which Seller is a party or by which Seller is bound, (ii) Seller's Articles of Incorporation, Bylaws or similar organizational documents, (iii) any judgment, decree, order or award of any court, governmental body or arbitrator by which Seller is bound, or (iv) any law, rule or regulation applicable to Seller.

                  4.16. Tax Returns. Except as disclosed on Schedule 4.16 attached hereto:

                       (a) Within the times and in the manner prescribed by law, Seller has filed all federal, state and local tax returns (including information returns) and all tax returns for foreign countries, provinces and other governing bodies having jurisdiction to levy taxes upon Seller, and has paid all taxes shown to be due to any taxing authority with respect to all periods ending prior to or on the Closing Date;

                       (b) All tax returns filed by Seller through the Closing Date constitute complete and accurate representations of the tax liabilities of Seller as appropriate (and any predecessor or subsidiary entity) for such years and accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to its future tax liabilities, including the tax bases of its properties and assets; and

                       (c) All deposits and payment of taxes required to be made have been fully paid and deposited in a timely manner.

                           As used in this Section 4.16, the term "taxes" shall
include all federal, state, local, foreign or other income, gross profits, payroll, workers' compensation, unemployment, withholding, excise, sales, use, property, ad valorem or other taxes of any kind or nature whatsoever, together with any penalties or interest applicable thereto.

                  4.17. Litigation. Except as listed on Schedule 4.17 attached hereto, there is no action, suit, proceeding or investigation to which Seller is a party (either as a plaintiff or defendant) presently pending, nor has any such action, suit, proceeding or investigation been pending at any time since [September 1, 1996], before any court or governmental agency, authority or body or arbitrator; to the best knowledge of Seller and the Shareholder, (i) there is no action, suit, proceeding or investigation threatened against Seller, and
(ii) there has been no such action, suit, proceeding or investigation pending involving the Business between January 1, 1995 and September 1, 1996; and, to the best knowledge of Seller and the Shareholder, there is no basis for any such action, suit, proceeding or investigation.

                  4.18. Compliance with Law. Seller now and at all times since [September 1, 1996], holds and has held all licenses and permits in all applicable jurisdictions necessary or appropriate to conduct the Business, and the Business is being and has been conducted in compliance in all material respects with all applicable laws and regulations, including, without limitation, Medicare and Medicaid fraud and abuse laws and regulations. To the best knowledge of Seller and the Shareholder, between January 1, 1995 and September 1, 1996, the Business has been conducted in compliance in all material respects with all applicable laws and regulations.

                  4.19. Brokerage. Neither Seller nor the Shareholder has dealt with, or is obligated to make any payment to, any finder, broker, investment banker or financial advisor in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions.

                  4.20. Contracts. Schedule 1.1(f) hereto sets forth a true and correct list of each Contract including, without limitation, pharmacy vending and consulting pharmacist agreements. True, complete and correct copies of each of the Contracts, or where they are oral, true and complete written summaries thereof, have been delivered to Purchaser by Seller. Except as expressly described on Schedule 4.20 attached hereto:

                       (a) Seller has fulfilled all material obligations required pursuant to each Contract to have been performed by Seller, and there is no reason to believe that Seller through the Closing Date will not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date hereof and prior to the Closing Date;

                       (b) There has not occurred any default under any of the Contracts on the part of Seller or, to the best knowledge of Seller and the Shareholder, any other party thereto, nor has Seller received notice of default under any of the Contracts from any other party thereto or sent notice of default under any of the Contracts to any other party thereto; to the best knowledge of Seller and the Shareholder, no event has occurred which, with the giving of notice or the lapse of time, or both, would constitute a default on the part of Seller under any of the Contracts, nor has any event occurred which, with the giving of notice or the lapse of time, or both, would constitute a default on the part of any other party to any of the Contracts; and

                       (c) No consent of any party to any of the Contracts is required for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or the assignment of any Contract to Purchaser.

                  4.21. No Undisclosed Liabilities. Except as and only to the only extent specifically reflected or reserved against in the Annual Financial Statements or Interim Financial Statements, and except for ongoing operating expenses incurred in the ordinary course of the Business, to the best knowledge of Seller and the Shareholder, Seller has no liabilities or obligations of a material nature, whether absolute, accrued, contingent or otherwise, or whether due or to become due (including, without limitation, any liability for taxes, interest, penalties or other charges payable with respect to any such liability), except as specifically set forth elsewhere in this Agreement or in the Schedules attached hereto.

                  4.22. Other Material Circumstances. There is no material fact or circumstance related to the Business, Acquisition Assets or liabilities of Seller which constitutes or would constitute a serious threat to the viability or survival of the Business as an asset owned and operated by Purchaser. To the best knowledge of Seller and the Shareholder, no customer or supplier of the Business intends to reduce materially the level of business which it currently does with the Business after the Business is acquired by Purchaser as contemplated herein. To the best knowledge of Seller and the Shareholder, no current employee of the Purchaser intends not to accept Purchaser's offer of employment or to terminate such employment within 90 days after the Closing.

                  4.23. Other Information. The information concerning Seller set forth in this Agreement, the Schedules hereto and any document to be delivered by Seller or the Shareholder at the Closing to Purchaser pursuant hereto, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they are made, not false or misleading. Seller has provided to Buyer all material information related to the Business and the Acquisition Assets. Copies of all documents heretofore or hereafter delivered or made available to Purchaser pursuant hereto were or will be complete and accurate copies of such documents.

                  4.24. Necessary Assets.The Acquisition Assets include substantially all of the assets that have been used by Seller in the operation of the Business and neither Seller nor the Shareholder has any reason to believe that the Acquisition Assets do not constitute all the assets necessary for Purchaser to operate the Business after Closing, in the same manner Seller has operated the Business prior to Closing.

                  4.25. Conflicts of Interest. To the best knowledge of Seller and the Shareholder, except as disclosed in Schedule 4.25 hereto, no officer, director or employee of Seller, now has, or within the past three (3) years has had, a majority or controlling interest in any corporation, partnership, joint venture, association, organization or other entity which (a) furnishes or sells, or during such period furnished or sold, any services or products used by Seller in the Business, or purchases, or during such period purchased, any products or services relating to the Business from Seller, or (b) owns or operates any one or more nursing homes or other institutional long-term care facilities within the geographic area described in the Non-competition Agreements referred to in Section 5.7 hereof, which receives, or during such period received, any supplies or services from Seller relating to the Business.

               5. CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES.

                  5.1. Access; Due Diligence. Between the date hereof and the Closing Date, (i) authorized representatives of Purchaser shall have reasonable access to all properties, books, records, Contracts and documents of Seller,
(ii) Seller and the Shareholder will furnish to Purchaser all information with respect to Seller's affairs and the Business that Purchaser may reasonably request, and (iii) Purchaser shall have the right to discuss the affairs and the Business of Seller with the Employees; provided, however, that Purchaser shall not contact any Employee, customer or supplier of Seller unless such Employee, customer or supplier previously has been designated in writing by the Shareholder, or Purchaser receives the prior authorization of the President of Seller. The President of Seller shall have the right to be present during any such discussions and, to the extent practical, Purchaser will conduct its review at a site other than either of the Operations Facilities.

                  5.2. Confidentiality.

                       (a) All information relating to the Shareholder which Purchaser and its authorized representatives obtain prior to the Closing in connection with the transactions contemplated by this Agreement shall be kept confidential by Purchaser prior to the Closing and shall not be used by it for any purpose other than to evaluate the proposed purchase of the Business and the Acquisition Assets and, if applicable, in connection with the transactions contemplated hereby; provided, however, that the foregoing shall not apply to
(i) any information generally available to the public on the date hereof or which becomes generally available to the public through no fault of Purchaser, but only from and after the date such information becomes so available, (ii) any information obtained by Purchaser from a third party having the right to disclose the same, (iii) any information not first given to Purchaser by Seller, the Shareholder or their agents, that was known to Purchaser as of the date of this Agreement or developed independently by Purchaser after the date hereof, or (iv) any information Purchaser is required by law to disclose. In the event no Closing occurs, at the request of the Shareholder, Purchaser shall promptly return all such written information, and all copies thereof, to the Shareholder.

                       (b) All information relating to Seller obtained prior to the Closing by Purchaser and its authorized representatives pursuant to Section
5.1 hereof or otherwise in connection with the transactions contemplated hereby shall be kept confidential by Purchaser prior to the Closing and shall not be used by it for any purpose other than to evaluate the proposed purchase of the Business and the Acquisition Assets and, if applicable, in connection with the transactions contemplated hereby; provided, however, that the foregoing shall not apply to (i) any information generally available to the public on the date hereof or which becomes generally available to the public through no fault of Purchaser, but only from and after the date such information becomes so available, (ii) any information obtained by Purchaser from a third party having the right to disclose such information,
(iii) any information not first given to Purchaser by Seller, the Shareholder, or their agents, that was known to Purchaser as of the date of this Agreement or developed independently by Purchaser after the date hereof, or (iv) any information Purchaser is required by law to disclose; and provided further that Purchaser shall have no obligation with respect to, or be restricted in its use of, any such information after the Closing. In the event no Closing occurs, upon the request of Seller, Purchaser shall promptly return all such written information, and all copies thereof, to Seller.

                  5.3. Conduct of Business. Seller shall conduct the Business from the date of this Agreement through the Closing in accordance with prior practice and only in the ordinary course of the Business, and, without limiting the generality of the foregoing, Seller shall not (except with the prior written consent of Purchaser): (i) enter into any material transaction not in the ordinary course of the Business; (ii) sell or transfer any of its assets, including, without limitation, any Fixed Assets, except for sales of Inventory in the ordinary course of the Business or immaterial amounts of other tangible personal property not required in the Business; (iii) mortgage, pledge or encumber any of the properties or assets of Seller, except liens for taxes not yet due and payable, and existing bank indebtedness; (iv) amend, modify or terminate any material Contract other than in the ordinary course of the Business; (v) make any increase in, or any commitment to increase, the benefits or compensation payable to any of its officers, directors, shareholders, employees or agents; (vi) reduce the amount of its Inventory or other assets other than in the ordinary course of the Business; (vii) alter the manner of keeping its books, accounts, or records or the accounting practices therein reflected; (viii) make any changes in its capital or corporate structure; (ix) delay the payment of any account payable to the extent such delay may adversely affect Purchaser's ability to conduct business with the payee thereof; (x) make any material changes in its methods of business operations; (xi) make, enter into any agreement to make or become obligated to make, any capital expenditure in excess of Five Thousand Dollars ($5,000); (xii) make, enter into or renew any agreement for services to be provided to Seller, or permit the automatic renewal of any such agreement; or (xiii) fail to maintain the condition of the Acquisition Assets until the Closing.

                  5.4. Preservation of Organization. Prior to the Closing, Seller shall use its commercially reasonable efforts to preserve the Business, to keep available to Purchaser the services of Seller's Employees, and to preserve for Purchaser Seller's favorable business relationships with its suppliers, customers and others with whom business relationships exist.

                  5.5. Current Information.

                       (a) Each of Seller and Purchaser will advise the other in writing immediately, but in any event prior to the Closing, of:

                           (i) the occurrence of any event which renders any of
the representations or warranties set forth herein materially inaccurate or the awareness of either Purchaser or Seller that any representation or warranty set forth herein was not materially accurate when made;

                           (ii) any fact that, if existing or known on the date
hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement; and

                           (iii) the failure of any party hereto to comply with
or accomplish any of the covenants or agreements set forth herein.

                       (b) Seller shall provide to Purchaser copies of all operating and financial reports prepared by or for Seller prior to the Closing Date as soon as such reports become available.

                  5.6. Change of Name. On the Closing Date Seller will discontinue any business operations under, and any use of, the name "Long Term Pharmaceutical Care" (or any similar name). Seller agrees that it will not conduct any business after the Closing Date under the name "Long Term Pharmaceutical Care" (or any similar name), other than such business as is in furtherance of the terms and provisions of this Agreement and as is for the benefit of, or at the express request of, Purchaser.

                  5.7. Covenant Not to Compete. At the Closing, each of Seller, the Shareholder and Brad __. Hollinger ("Hollinger") shall enter into a Non-competition Agreement with Purchaser, substantially in the forms attached hereto as Exhibits D, E and F, respectively.

                  5.8. [Reserved].

                  5.9. Compliance with Bulk Sales Laws. Purchaser hereby waives compliance with the provisions of Missouri law governing the bulk sale or transfer of assets. Notwithstanding the foregoing, Seller agrees, pursuant to
Section 7.1(a) hereto, to indemnify Purchaser and Omnicare for any loss either sustains as a consequence of any claim by a third party that such provisions do apply.

                  5.10. [Reserved].

                  5.11. Condition to Transfer of Certain Contracts. Seller and Purchaser shall use their respective reasonable best efforts and work cooperatively to timely procure all permits, consents, approvals, authorizations, waivers and all other requirements which must be obtained or satisfied by Seller or Purchaser for the completion of the transactions contemplated hereby, including all required consents from third parties under the Contracts or otherwise so that the Business may continue to be operated by Purchaser without interruption or any material adverse effect following the Closing. All Contracts requiring consent to the assignment thereof to Purchaser and which Purchaser has agreed to assume are listed on Schedule 4.20 attached hereto (individually, a "Contract Requiring Consent" and collectively, the "Contracts Requiring Consent"); all such required consents shall be obtained by Seller prior to the Closing Date.

                  5.12. Satisfaction of Leases. Prior to the Closing, Seller shall present to Purchaser written statements prepared by the owner of any equipment and other personal property (but not any real property) governed by any capital lease, providing the full amount to be paid to satisfy all liabilities and obtain good and marketable title to such equipment and property (the "Payoff Amount"). Purchaser, in its sole discretion, either may (i) reduce the Closing Date Payment by the Payoff Amount, or (ii) demand and receive payment of the Payoff Amount from Seller at the Closing in Immediately Available Funds.

                  5.13. Prorations and Sales Tax. Any personal property taxes with respect to the Acquisition Assets which shall be based on the immediately prior year's tax bills and adjusted post-Closing after the current tax year's tax bills are issued and received (if such current tax year's bills are not issued before the Closing) and any charges for utilities, telephone, rents or similar costs of the Business shall be prorated through the Closing Date. In the event any amount is due from Seller to Purchaser as a result of any such proration, the resulting amount payable by Seller shall be paid to Purchaser within ten (10) business days after Purchaser has submitted to Seller satisfactory written evidence of such proration, including the basis therefor.

                  5.14. [Reserved].

                  5.15. Collection of Accounts Receivable. On and after the Closing Date, Purchaser agrees that it will, within five (5) days after the receipt thereof, forward to Seller any monies, checks or negotiable instruments received by Purchaser after the Closing Date relating to any Accounts Receivable, and Seller agrees that it will, within five (5) days after the receipt thereof, forward to Purchaser any monies, checks or negotiable instruments received by Seller after the Closing Date relating to any accounts receivable generated by Purchaser in the operation of the Business or otherwise. Each of Purchaser and Seller agree to fully cooperate with the other in the collection of their respective accounts receivable.

                  5.16. Employees. Except as otherwise specifically agreed to pursuant to Section 2.4, Seller shall be responsible for any severance payments, accrued payroll, vacation, sick pay and associated payroll tax liabilities, pension or other retirement plan obligations, COBRA rights, WARN Act liability and any other liabilities associated with the Employees' and Former Employees' employment by Seller.

                  5.17. Tail Insurance. If any of Seller's liability insurance policies are "claims made" policies, Seller shall purchase and maintain a tail insurance policy relating to the Acquisition Assets and the Business naming Purchaser and Omnicare as additional insureds, with such tail insurance being in effect as of the Closing.

                  5.18. Patient Records. Purchaser agrees to maintain all medical records transferred by Seller pursuant to this Agreement for a period of time equal to the longer of (a) the period of time required by applicable law and (b) five (5) years from the last day on which a patient to whom any such medical record applies has received services or supplies from Purchaser in connection with the Business.

               6. CONDITIONS TO CLOSING.

                  6.1. Conditions to Obligations of Each Party. The obligations of Purchaser, Omnicare, Seller and the Shareholder to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to the Closing Date, of the following conditions:

                       (a) Compliance with Law. There shall have been obtained all permits, approvals, consents and authorizations of all governmental bodies or agencies necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable laws, and so that Purchaser will be eligible to operate the Business and qualify for reimbursement by all applicable federal and state regulatory agencies, including, but not limited to, Medicaid and Medicare, for services and goods rendered.

                       (b) IRS Form 8594. Purchaser and Seller shall have agreed on the procedure for determining the figures that shall be entered to complete Form 8594, and completed drafts of Forms 8594 of both Purchaser and Seller shall be delivered at the Closing in form satisfactory to Purchaser, Seller and their respective advisors and consultants.

                       (c) No Action or Proceeding. No claim, action, suit, investigation or other proceeding brought by any governmental agency or other third party shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraining or prohibition of the transactions contemplated by this Agreement or the obtaining of material damages from Purchaser, Omnicare, Seller or the Shareholder or other relief in connection therewith.

                  6.2. Conditions to Obligations of Purchaser and Omnicare. The obligations of Purchaser and Omnicare to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of the following additional conditions:

                       (a) Representations and Warranties True.

                           (i) The representations and warranties of Seller and
the Shareholder contained in this Agreement or in any other document delivered by Seller or the Shareholder pursuant hereto shall have been true and correct in all material respects as of the date of this Agreement or when otherwise given and shall be true and correct in all material respects on the Closing Date with the same effect as if made on the Closing Date, and at the Closing Seller shall have delivered to Purchaser certificates to such effect signed by two (2) duly authorized officers of Seller and the Shareholder.

                           (ii) This Agreement may be executed and delivered by
Purchaser and Omnicare prior to their receipt of the Schedules to be prepared and delivered to them by Seller and the Shareholder pursuant to Articles 1, 4 and 5 hereof and prior to the completion of their due diligence investigation of Seller, the Business and the Acquisition Assets. In such event, if, upon receipt and review of the Schedules Purchaser determines, in its reasonable discretion, that any of Seller's or the Shareholder's representations and warranties contained in this Agreement or in any other document delivered by Seller or the Shareholder pursuant hereto, disclose facts or information not previously known to Purchaser that could have a material adverse effect on the Business or the Acquisition Assets, Purchaser for itself and also on behalf of Omnicare shall have the right to terminate this Agreement pursuant to Article 9 hereof. Likewise, if after Purchaser completes its due diligence investigation of Seller, the Business and the Acquisition Assets, Purchaser determines, in its reasonable discretion, that any of Seller's or the Shareholder's representations and warranties contained in this Agreement or in any other document delivered by Seller or the Shareholder pursuant hereto are not true and correct in any material respect, or if Purchaser or Omnicare become aware of any information not previously disclosed that could have a material adverse effect on the Business or Purchaser's operation thereof, Purchaser, for itself and also on behalf of Omnicare, shall have the right to terminate this Agreement pursuant to Article 9 hereof. Purchaser shall promptly notify Seller in writing if it intends to terminate this Agreement in accordance with this subparagraph.

                           (iii) Performance of Covenants. Each of the
obligations of Seller and the Shareholder to be performed by them on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing Date, and at the Closing Seller shall have delivered to Purchaser certificates to such effect signed by the two (2) duly authorized officers of Seller and the Shareholder.

                           (iv) Authority. All actions required to be taken by,
or on the part of, Seller and the Shareholder to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the board of directors of Seller and the Shareholder.

                           (v) Opinion of Seller's and the Shareholder's
Counsel. Purchaser shall have been furnished at the Closing with an opinion of Hearne, Nickolaus, Green & Beetem, counsel to Seller and the Shareholder, dated the Closing Date, substantially in the form of Exhibit G hereto.

                           (vi) Additional Closing Documents of Seller and the
Shareholder. Purchaser shall have received at the Closing the following documents, dated the Closing Date:

                                (a) A copy, certified by the Secretary of
Seller, of resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments relating hereto and the consummation of the transactions contemplated hereby;

                                (b) Bills of sale and assignments, in form and
substance reasonably satisfactory to counsel for Purchaser, covering the items of tangible and intangible personal property included in the Acquisition Assets;

                                (c) The Non-competition Agreements, duly
executed by Seller, the Shareholder and Hollinger, pursuant to Section 5.7 hereof;

                                (d) The Escrow Agreement, duly executed by
Seller, pursuant to Section 2.1(a)(ii) hereof;

                                (e) A blanket assignment by Seller and any
other document or certificate necessary for Purchaser to use the name "Long Term Pharmaceutical Care" and any derivative thereof and individual assignments to use such name valid for each state in which Seller currently conducts its Business, in connection with the conduct of the Business from and after the Closing Date;

                                (f) A good standing certificate, certificate of
existence or certificate of valid qualification as a foreign corporation, as the case may be, from the state of Seller's incorporation and each state in which Seller conducts its businesses;

                                (g) Incumbency Certificates of Seller's and the
Shareholder's officers executing any documents or instruments delivered to Purchaser hereunder;

                                (h) The Assignment and Assumption Agreement
duly executed by Seller pursuant to Section 2.3 hereof; and

                                (i) Such further documents and instruments of
sale, transfer, conveyance, assignment or delivery covering the Acquisition Assets or any part thereof as Purchaser may reasonably require to assure the full and effective sale, transfer, conveyance, assignment or delivery to it of all the Acquisition Assets to be transferred to Purchaser pursuant to this Agreement.

                           (vii) Due Diligence; No Material Adverse Changes.
Purchaser shall have satisfactorily completed its due diligence investigation as contemplated by Section 5.1. Between the date of this Agreement and the Closing Date there shall not have occurred any damage or destruction of, or loss to, any of the assets of Seller, whether or not covered by insurance, which has had or may reasonably be expected to have a material and adverse effect on the Business or any prospects of Seller, nor shall there have occurred any other event or condition which has had or which reasonably may be expected to have a material and adverse effect on the results of operations, condition (financial or otherwise), assets, properties or prospects of the Business, including, without limitation, any material adverse change in Medicare or Medicaid reimbursement laws, proposed legislation, regulations or practices in any state in which Seller transacts business, which would have a material adverse effect on the Business.

                           (viii) Consents to Assignments of Contracts. All
necessary consents to the assignment of any Contracts Requiring Consent which Purchaser has agreed to assume shall have been obtained in written instruments reasonably satisfactory to Purchaser.

                  6.3. Conditions to Obligations of Seller and the Shareholder. The obligation of Seller and the Shareholder to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing Date, of the following additional conditions:

                       (a) Representations and Warranties True. The representations and warranties of Purchaser and Omnicare contained in this Agreement or in any other document delivered by Purchaser and Omnicare to Seller pursuant hereto shall have been true and correct in all material respects as of the date of this Agreement or when otherwise given and shall be true and correct in all material respects on the Closing Date with the same effect as if made on the Closing Date, and at the Closing Purchaser shall have delivered to Seller a certificate to such effect, signed by two (2) duly authorized officers of Purchaser and Omnicare.

                       (b) Performance of Covenants. Each of the obligations of Purchaser and Omnicare to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed on or before the Closing Date, and at the Closing Purchaser shall have delivered to Seller a certificate to such effect signed by two (2) duly authorized officers of Purchaser and Omnicare.

                       (c) Authority. All actions required to be taken by, or on the part of, Purchaser and Omnicare to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the sole shareholder and the board of directors of Purchaser and the board of directors of Omnicare.

                       (d) Opinion of Purchaser's and Omnicare's Counsel. The Seller and the Shareholder shall have been furnished with an opinion of Thompson Hine & Flory LLP, counsel to Purchaser and Omnicare, dated the Closing Date, substantially in the form of Exhibit H hereto.

                       (e) Additional Closing Documents of Purchaser. Seller and the Shareholder shall have received at the Closing the following documents, each dated the Closing Date:

                           (i) Copies, certified by the Secretary of Purchaser
and Omnicare, of resolutions of the sole shareholder of Purchaser and the respective boards of directors of Purchaser and Omnicare authorizing the execution and delivery of this Agreement and all other agreements, documents or instruments relating hereto and the consummation of the transactions contemplated hereby;

                           (ii) The Closing Date Payment in Immediately
Available Funds from Purchaser at the Closing pursuant to Section 2.1(a);

                           (iii) The Non-competition Agreements, duly executed
by Purchaser, pursuant to Section 5.7 hereof;

                           (iv) The Escrow Agreement, duly executed by
Purchaser, pursuant to Section 2.1(a)(ii) hereof;

                           (v) Incumbency Certificates of Purchaser's and
Omnicare's officers executing any documents or instruments delivered to Seller hereunder;

                           (vi) The Assignment and Assumption Agreement, duly
executed by Purchaser, pursuant to Section 2.3 hereof; and

                           (vii) Such other Closing documents as Seller or the
Shareholder may reasonably request.

               7. INDEMNIFICATION.

                  7.1. Indemnification by Seller and the Shareholder. Seller and the Shareholder, jointly and severally, agree to defend, indemnify and hold Omnicare and Purchaser, their respective officers, directors, agents, representatives, subsidiary and parent entities and affiliates and their successors and assigns, harmless from and against any claim, liability, expense, loss or other damage (including, without limitation, reasonable attorneys' fees and expenses) ("Claims") in respect of:

                       (a) any and all Claims resulting from an unappealable judicial determination that the sale of the Acquisition Assets hereunder is ineffective against any creditor of Seller or the Shareholder or any taxing authority or other entity asserting any similar claim against Seller or the Shareholder, including, without limitation, any and all liabilities imposed on Purchaser or Omnicare contrary to Section 2.5 hereof, including, without limitation, any liability arising out of the failure to comply with applicable bulk sales laws, as provided in Section 5.9 hereof;

                       (b) any and all Claims resulting from any misrepresentation or breach of warranty or violation of any covenant made by Seller or the Shareholder hereunder, or in any Schedule or certificate furnished or to be furnished by Seller or the Shareholder hereunder, except to the extent of any waiver by Purchaser or Omnicare with respect thereto;

                       (c) any and all Claims relating to the transactions contemplated hereby or Seller's conduct of the Business or otherwise prior to the Closing Date, including, without limitation, any Claims arising from any act, occurrence, event or failure to act which occurs prior to or on the Closing Date, including, without limitation, any Claims arising in connection with any failure to satisfy or pay any sales or use taxes to any governmental authority or with any products sold or services provided by the Business prior to the Closing Date;

                       (d) any and all Claims arising from or in connection with any act, omission or status of Seller or the Shareholder creating liability under any federal, state or local environmental laws, including, but not limited to, liability for violations of law and for the investigation or cleanup of any real property; and

                       (e) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses incident to any item to which the foregoing indemnity relates.

                  7.2. Indemnification by Purchaser and Omnicare. Purchaser and Omnicare, jointly and severally, agree to defend, indemnify and hold Seller and the Shareholder, and their successors and assigns, harmless from and against any claim, liability, expense, loss or other damage (including, without limitation, reasonable attorneys' fees and expenses) ("Claims") in respect of:

                       (a) any and all Claims resulting from any liabilities, obligations, contracts, commitments and other undertakings of Seller assumed hereunder by Purchaser and any claims, losses, liabilities or other damages, obligations or liabilities relating to the conduct of the Business by Purchaser or Omnicare or any affiliate after the Closing Date;

                       (b) any and all Claims resulting from any misrepresentation or breach of warranty or violation of any covenant made by Purchaser hereunder or in any Schedule or certificate furnished or to be furnished by Purchaser hereunder, except to the extent of any waiver by Seller or the Shareholder with respect thereto;

                       (c) any act, omission or status of Purchaser or Omnicare creating liability under any federal, state or local environmental laws, including, but not limited to, liability for violations of law and for the investigation or cleanup of any real property; and

                       (d) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses incident to any item to which the foregoing indemnity relates.

                  7.3. Determination of Loss. Indemnification pursuant to this
Article 7 shall be payable with respect to any Claim described herein as subject to indemnification upon the happening of the earlier of the following:

                       (a) Resolution of such Claim by mutual agreement between Seller or the Shareholder and Purchaser or Omnicare; or

                       (b) The issuance of a final judgment, award, order or other ruling by a court of competent jurisdiction.

                  7.4. Indemnification Payments. All amounts payable by one party to the other pursuant to the provisions of this Article 7 (each, an "Indemnification Payment") shall be payable within ten (10) days after final determination thereof in accordance with the provisions hereof. In the event that Seller or the Shareholder fails to pay any amounts to Purchaser or Omnicare that are finally determined to be owed to Purchaser or Omnicare pursuant to this Article 7 within such ten (10) day period, Purchaser may set-off any such amounts against the amount owed to Seller by Purchaser pursuant to Section 2.1(a)(iii) hereof. Further, in the event that litigation has been instituted which could give rise to an indemnification payment to Purchaser or Omnicare, payment of the amount owed to Seller by Purchaser pursuant to Section 2.1(a)(iii) hereof may be withheld by Purchaser, in such amount determined by Omnicare to be reasonably necessary to cover the estimated amount of such indemnification payment, until such litigation with respect to any of Seller's or the Shareholder's obligations to indemnify Purchaser or Omnicare, is finally resolved. In the event that any amount withheld pursuant to the preceding sentence is determined to be owed to Seller, Purchaser shall pay such amount, together with interest at the per annum rate of 5% for the period commencing on the date that the withheld amount was originally due to be paid and ending on the date such amount was actually paid. In the event that it is determined that payment is due to Purchaser or Omnicare, Purchaser may set-off such amount against any amount owed to Seller pursuant to Section 2.1(a)(iii).

                  7.5 Limitations on Indemnification. Any amounts which any party hereto may be obligated to pay another party hereto pursuant to Section
7.4 will be reduced by an amount equal to: (i) the tax benefit, if any, realized as a result of such losses (for purposes of determining the "tax benefit", if any, the reasonable determination by Purchaser's outside accountants will be binding and conclusive as to all parties hereto); and (ii) any insurance recovery with respect to such losses received by the indemnified party.

                  7.6 Notification. Purchaser and Omnicare, or Seller and the Shareholder, as the case may be, will promptly notify the other of the existence or occurrence of any facts or events which give rise to the assertion of any claim under the provisions of this Article 7. If such claims are due to the claims of third parties, the indemnifying parties shall promptly and diligently take such actions as may be reasonably required to defend or settle such claims and shall keep the indemnified parties advised of the current status thereof. The indemnified parties shall, at the indemnifying parties' expense, reasonably cooperate with the indemnifying parties' defense and the indemnifying parties shall reasonably consider the indemnified parties' advice.

               8. ADDITIONAL COVENANTS AND AGREEMENTS.

                  8.1. Expenses.

                       (a) Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement including, without limitation, fees, costs and expenses of its own financial consultants, accountants and counsel. Seller shall be responsible for payment of any sales, use or transfer taxes arising out of the conveyance of the Acquisition Assets along with the filing of any required return or report.

                       (b) Each of Purchaser and Seller shall bear one-half the expense of the inventory counting firm retained pursuant to Section 2.1(b) hereof. Each of Purchaser and Seller shall bear the expense of any other adviser it retains in connection with the procedures set forth in Section 2.1(b).

                  8.2. Survival of Representations and Warranties. Except as otherwise provided herein, the representations and warranties contained in Articles 3 and 4 of this Agreement shall survive the Closing for a period of [eighteen (18) months] after the Closing Date; provided however, that: (i) the representations and warranties contained in Section 4.16 hereof shall survive the Closing until 60 days after the expiration of the applicable statutes of limitation; (ii) if any representation or warranty contained in Articles 3 and 4 is fraudulently given, it shall survive the Closing for a period of five (5) years; and (iii) any specific claim or action of which specific written notice is given to the party which made such representation or warranty prior to the date on which such representation or warranty otherwise terminates as provided herein, may continue to be asserted and shall be indemnified against pursuant to Article 7.

                  8.3. Public Releases. Purchaser and Seller shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult with each other as to the form and substance of other public disclosures related thereto; provided, however, that nothing contained herein shall prohibit any party hereto from making any disclosure which it deems necessary in light of applicable laws or regulations, after notice to the other party with the opportunity to comment to the extent that delay of the disclosure is permitted under such laws or regulations.

                  8.4. Other Transactions Prohibited. During the period from the date of this Agreement to the Closing Date, or termination hereof, neither Seller nor the Shareholder shall, and shall not permit their representatives to, directly or indirectly, initiate, solicit, negotiate with, encourage discussions with, provide information to, or agree to a transaction with, any corporation, partnership, person or other entity or group concerning any merger or any sale of Seller's assets, sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or similar transaction involving Seller (any such transaction being referred to herein as an "Acquisition Transaction"). Seller and the Shareholder shall promptly communicate to Purchaser the terms of any proposal which they may receive in respect of an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to initiation of any Acquisition Transaction or discussions with respect thereto in which Seller or the Shareholder may have an interest that might affect the consummation of the transactions contemplated by this Agreement.

               9. TERMINATION; REMEDIES.

                  9.1. Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to Closing by written notice delivered by Seller to Purchaser or by Purchaser to Seller, as the case may be, in the following instances:

                       (a) By Purchaser pursuant to Section 6.2(a)(ii) hereof or if there has been a material misrepresentation, a material breach of warranty or a material failure to comply on the part of Seller or the Shareholder with respect to any of the representations, warranties, covenants or provisions set forth herein (or delivered in any other document pursuant hereto), including without limitation, any misrepresentation, breach or failure to comply that is evidenced in any Schedule delivered by Seller, and such misrepresentation, breach or failure has or may reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets or properties of the Business in the hands of Purchaser and has not been cured, if capable of cure, in full within twenty (20) days of receipt by Seller of notice from Purchaser.

                       (b) By Seller if there has been a material misrepresentation, a material breach of warranty or a material failure to comply with any covenant on the part of Purchaser with respect to the representations, warranties or covenants set forth herein (or delivered in any other document pursuant hereto) and such misrepresentation, breach or failure to comply has not been cured, if capable of cure, within twenty (20) days of receipt by Purchaser of notice from Seller.

                       (c) At any time prior to Closing by the mutual consent in writing of Seller, the Shareholder, Purchaser and Omnicare.

                       (d) By Purchaser, if board approvals are not obtained as provided in Section 3.1 hereof.

                       (e) By Seller, if board approvals are not obtained as provided in Section 4.2 hereof.

                       (f) By Purchaser, if Purchaser determines not to proceed with the transactions contemplated hereby after completing its due diligence investigation.

                  9.2. Liability in the Event of Termination; Remedies.

                       (a) In the event of termination of this Agreement and the transactions contemplated hereby pursuant to Sections 9.1(a) or (b) hereof, the non-breaching party may avail itself of all rights, power and remedies now or hereafter existing at law or in equity or by statute or otherwise.

                       (b) In the event of termination of this Agreement and the transactions contemplated hereby pursuant to Section 9.1(c) through (f) hereof, this Agreement shall, with the exception of Sections 5.2, 8.1 and 8.3 hereof, become void and have no further effect, without any liability on the part of any party hereto.

                       (c) Section 5.2 hereof shall survive the termination of this Agreement regardless of the reason for such termination.

               10. MISCELLANEOUS.

                  10.1. Entire Agreement. This Agreement (including all Exhibits and Schedules hereto) supersedes any and all other agreements, oral or written, between the parties hereto with respect to the subject matter hereof, including that certain letter of intent dated August 21, 1997 from Omnicare to the Shareholder, and contains the entire agreement between such parties with respect to the transactions contemplated hereby. No party to this Agreement shall be entitled to rely on any representation, warranty or agreement not set forth in this Agreement (including all Exhibits and Schedules thereto).

                  10.2. Amendments. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of all of the parties hereto.

                  10.3. Successors; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted transferees and assignees. Neither this Agreement nor any interest herein may directly or indirectly be transferred or assigned by any party, in whole or in part, without the written consent of the other parties, except that Purchaser may effect any such assignment to any affiliated company, but any such assignment shall not relieve Purchaser or Omnicare of its duties and obligations contained in this Agreement.

                  10.4. Notices. All notices, requests, demands, and other communications to be delivered hereunder shall be in writing and shall be delivered by hand or mailed, by fax (receipt confirmed), by express mail services, by registered or certified mail, postage prepaid, at or to the following addresses:

                      (a) If to Seller or the Shareholder:

                           Balanced Care Corporation
                           5021 Louise Drive, Suite 200
                           Mechanicsburg, Pennsylvania 17055
                           Attention: Mr. William McCarthy

                           with a copy to:

                           McDermott, Will & Emery
                           50 Rockefeller Plaza
                           New York, New York 10020-1605
                           Attention: Harvey Z. Werblowsky, Esq.

                       (b) If to Purchaser or Omnicare:

                           Omnicare, Inc.
                           50 East RiverCenter Boulevard, Suite 1530
                           Covington, Kentucky 41011

                           Attention: Mr. David W. Froesel
                           with a copy to:

                           Thompson Hine & Flory LLP
                           312 Walnut Street, Suite 1400
                           Cincinnati, Ohio 45202-4029

                           Attention: William H. Cordes, Esq.

or to such other address or to such other person as any party shall have last designated by written notice to the other parties. Notices, requests, demands, and other communications so delivered shall be deemed given upon receipt.

               10.5. Waiver. If any party expressly waives in writing an unsatisfied condition, representation, warranty, undertaking, covenant or agreement (or portion thereof) set forth herein, the waiving party shall thereafter be barred from recovering, and thereafter shall not seek to recover, any damages, claims, losses, liabilities or expenses, including, without limitation, legal and other expenses, from the other parties in respect of the matter or matters so waived. Except as expressly stated therein, any such waiver shall not constitute a covenant to waive any such matter or matters in the future.

               10.6. Severability. If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.

               10.7. No Third Party Beneficiary. This Agreement is for the benefit of, and may be enforced only by, Seller, the Shareholder, Purchaser and Omnicare, and their respective successors and permitted transferees and assignees, and is not for the benefit of, and may not be enforced by, any third party.

               10.8. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with, the laws of the State of Missouri.

               10.9. [Reserved].

               10/10. References to Best Knowledge. All references in this Agreement to the best knowledge of any party hereto shall mean that such party has made a diligent investigation and inquiry with respect to the correctness of the statement being made.

               10.11. Counterparts. This Agreement may be executed in two or more counterparts and by the parties on separate counterparts, all of which shall be considered one and the same agreement, and each of which shall be deemed an original.

               10.12. Omnicare Guarantee. Omnicare hereby unconditionally guarantees the payment and performance of any and all of Purchaser's liabilities and obligations hereunder and those under any ancillary agreements or documents executed and delivered in connection with this Agreement. Seller and the Shareholder may seek remedies directly from Omnicare without first exhausting their remedies against Purchaser.

                  IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first hereinabove set forth.

Purchaser:               MANAGED HEALTHCARE, INC.

                         By: /s/ JANICE M. RICE
                             ----------------------
                                 Janice M. Rice
                                 Secretary

Omnicare:                OMNICARE, INC.

                         By: /s/ PATRICK E. KEEFE
                             ----------------------
                                 Patrick E. Keefe
                                 Executive Vice President - Operations

Seller:                  LONG TERM PHARMACEUTICAL CARE, INC.


                         By: /s/ BRAD E. HOLLINGER
                             ------------------------
                              Name: BRAD E. HOLLINGER
                              Title: President

Shareholder:             BALANCED CARE CORPORATION

                         By: /s/ BRAD E. HOLLINGER
                             ------------------------
                              Name: BRAD E. HOLLINGER
                              Title: President

                                    EXHIBITS

EXHIBIT                        DESCRIPTION
-------                        -----------

  A               Share Ownership

  B               Form of Escrow Agreement

  C               Form of Assignment and Assumption Agreement

  D               Form of Non-competition Agreement (Seller)

  E               Form of Non-competition Agreement (the Shareholder)

  F               Form of Non-competition Agreement (Hollinger)

  G               Form of Opinion of Counsel to Seller and the Shareholder

  H               Form of Opinion of Counsel to Purchaser and Omnicare

                                   SCHEDULES

SCHEDULE                      DESCRIPTION
--------                      -----------

1.1(b)            Prepaid Items

1.1(d)            Intangibles

1.1(f)            Contracts

1.1(h)            Fixed Assets

1.1(i)            Licenses, Trademarks and Trade Names

1.2(g)            Employee Loans and Deferred Charges

1.2(i)            Insurance Policies

1.2(j)            Excluded Assets Owned by the Shareholder

2.2               Allocation of Purchase Price

2.4               Certain Liabilities Assumed

4.3               Encumbrances on Acquisition Assets

4.4(a)            Annual Financial Statements

4.4(b)            Interim Financial Statements

4.5               Changes in Business

4.7               Tangible Personal Property

4.8               Intangible Personal Property

4.10              Accounts Receivable

4.11              Insurance

4.13              Employment Matters

4.14              Employee Benefit Plans

4.16              Tax Matters

4.17              Litigation

4.20              Contractual Matters

4.25              Conflicts of Interest